UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 20, 2012

Nuvel Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	0-53878	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

315 University Avenue
 Los Gatos, California 95030
 (Address of Principal Executive Offices including Zip Code)

(408) 899-5981
 (Registrant’s Telephone Number, including Area Code)

________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Subscription Agreement

On August 20, 2012, Nuvel Holdings, Inc., a Florida corporation (the “Company”) closed the first round of an offering (the “Offering”) of its Series A Preferred Stock, par value $.001 per share (“Series A Preferred Stock”) and warrants (“Warrants”) to purchase its common stock, par value $.001 per share (“Common Stock”) to a number of accredited investors (the “Investors”) pursuant to a Subscription Agreement (the “Subscription Agreement”). The Subscription Agreement contemplates multiple closings of the Offering and a final closing of the Offering on or before March 31, 2013.

Under the Subscription Agreement, the Company issued and sold to the Investors in this round, for an aggregate purchase price of $385,000, an aggregate of 549,999 shares of the Company's newly designated Series A Preferred Stock at a purchase price of $0.70 (the “Purchase Price”), together with Warrants to purchase 50% of the shares of Common Stock that the Series A Preferred Stock such Investors purchased would be able to be converted into at an exercise price of $0.80 per share. The warrants have a five year term. The number of shares of Common Stock which may be purchased upon exercise of the warrants and the exercise price of the warrants are subject to adjustment to protect the holder of the warrants against dilution upon the occurrence of certain events.

The Subscription Agreement contains representations warranties by us and the Investors which are customary for transactions of this type. The Company covenanted under the Subscription Agreement that on or before 210 days after the final closing of the Offering, the Company shall use its best effort to file with the SEC a registration statement, registering the resale of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of the Warrants.

Series A Preferred Stock

The rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designation of Series A Preferred Stock”) which was filed with the State of Secretary of Florida on August 10, 2012.  The following is a summary of the rights and preferences of the Series A Preferred Stock:

Dividends. The holders of such Series A Preferred Stock are entitled to dividends which are calculated as 8% of the Purchase Price per annum.

Liquidation Preference. Series A Preferred Stock will rank on priority to the Common Stock in the event of liquidation or dissolution and the holders of the Series A Preferred Stock are entitled to receive the amount (the “Liquidation Amount”) which equals the sum of (i) two times the Purchase Price and (ii) any declared and unpaid dividends.

Conversion Rate. This is determined by dividing (A) the Original Purchase Price by (B) the then effective conversion price (which shall initially be $0.70). The Conversion Rate shall be adjusted from time to time pursuant to Certain Adjustment as described below.

Conversion at Option of Holder. Any time prior to the 36-month anniversary of the date of issuance, each share of Series A Preferred Stock shall be convertible, at the option of the holder into a number of shares of Common Stock at the Conversion Rate, subject to Certain Adjustment as described below.

Automatic Conversion. The Series A Preferred Stock shall automatically be converted in shares of Common Stock at the Conversion Rate if: (a) the volume weighted average price of the Common Stock as reported by Bloomberg Finance, L.P. equals or exceeds One Dollar Twenty Cents ($1.20) per share during any twenty (20) consecutive trading days and (b) the trading volume of the Company’s Common Stock is at least $150,000.

Voting Rights. The holders of shares of Series A Stock may be entitled to the number of votes equal to the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock at then applicable Conversion Rate.

Certain Adjustments.

Stock Dividends and Stock Splits.  In the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of Common Stock, the Conversion Rate of Series A Preferred Stock will be adjusted accordingly.

Fundamental Transaction. If the Company effects a merger, sell all or substantially all of its assets, any tender offer or exchange offer is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or  it effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then on subsequent conversion of the Series A Preferred Stock, the holder has the right to receive, for each share of Common Stock that would have been issuable on such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the Fundamental Transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of Common Stock.

Item 3.02	Unregistered Sales of Equity Securities

The issuances of the Company’s securities described herein were effectuated pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the “Act”), as amended, provided by Section 4(2) of the Act and/or Regulation D, and Regulation S promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders

Reference is made to Item 1.01 for information relating to the modification of rights of holders of our Common Stock and Series A Preferred Stock.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description

3.1	Certificate of Certificate of Designations, Preferences and Rights of Series A Preferred Stock filed with Secretary of State of Florida on August 10, 2012.

4.1	Form of Warrant issued to the Investors pursuant to the Subscription Agreement.

10.1	Form of Subscription Agreement, dated August 20, 2012, among the Company and the Investors named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 20, 2012
NUVEL HOLDINGS, INC.
(Registrant)

By:   /s/ Jay Elliot
Name:   Jay Elliot
Title:     Chief Executive Officer